Exhibit 99.1

For more information, please contact:

Adolph Hunter	Bonnie Mott
Cadence Design Systems, Inc.	Verisity Ltd.
408.914.6016	650.934.6800
publicrelations@cadence.com	bonnie@verisity.com

CADENCE AUGMENTS VERIFICATION SOLUTION AND EXPERTISE THROUGH ACQUISITION OF VERISITY

SAN JOSE, Calif. – Jan. 12, 2005 – Cadence Design Systems, Inc. (NYSE: CDN) (Nasdaq: CDN), the world’s leading supplier of electronic design solutions, today announced that it has signed a definitive agreement to acquire Verisity Ltd. (Nasdaq: VRST), a Mountain View, Calif.-based provider of verification process automation (VPA) solutions. Upon completion of the acquisition, Moshe Gavrielov, CEO of Verisity, will join the Cadence executive management team, and Yoav Hollander, founder and CTO, will play an integral role in setting Cadence’s verification technology direction.

“The global electronics industry is under unprecedented pressure to develop and bring to market innovative products as quickly as possible,” said Mike Fister, president and CEO, Cadence Design Systems. “Our acquisition of this highly innovative team and successful business is consistent with Cadence’s focus on enabling the world’s leading electronics companies to address the demand for increasingly complex systems.”

“Customers are demanding solutions that automate the entire verification process and make it more predictable from planning to closure,” said Gavrielov. “This requires the integration of our VPA solution with a unified verification infrastructure. The combination of the two companies will greatly accelerate the delivery of these integrated solutions.”

Under the terms of the agreement, Cadence will acquire Verisity in an all-cash transaction. Upon closing of the acquisition, which is subject to customary shareholder and government approvals, Verisity stockholders will receive $12 in cash in exchange for each outstanding share of Verisity stock.

About Cadence

Cadence is the world’s largest supplier of electronic design technologies and engineering services. Cadence products and services are used to accelerate and manage the design of semiconductors, computer systems, networking equipment, telecommunications equipment, consumer electronics, and other electronics based products. With approximately 4,850 employees and 2003 revenues of approximately $1.1 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and trades on both the New York Stock Exchange and Nasdaq under the symbol CDN. More information is available at www.cadence.com.

About Verisity

Verisity, Ltd. (NASDAQ:VRST) is the leading supplier of process automation solutions for the functional verification market. The company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing, and consumer electronics global markets. Verisity’s VPA solutions enable projects to move from executable verification plans to module, unit, and chip/system level ‘total coverage’ and verification closure, while maximizing productivity, product quality, and predictability of schedules.

The company’s strong market presence is driven by its proven technology, methodology and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the merger agreement and the anticipated closing date of the merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that the closing of the merger may be delayed, or that the merger may not close.

Additional Information and Where to Find It

Verisity intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition. Shareholders of Verisity are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about Verisity, Cadence and the proposed transaction. Shareholders of Verisity may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov and at Verisity’s website at www.verisity.com. In addition, shareholders of Verisity may obtain free copies of the proxy statement (when it becomes available) by writing to 331 East Evelyn Avenue, Mountain View, CA 94041, Attention: Investor Relations, or by emailing to bonnie@verisity.com.

Verisity and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in Verisity of its directors and executive officers is set forth in Verisity’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004 and in Verisity’s proxy statement for its 2004 annual meeting of shareholders filed with the SEC on April 29, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.

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Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

Verisity and the Verisity logo are either registered trademarks or trademarks of Verisity Design, Inc., in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.